Exhibit 99.1

New Zynex Leadership Responds to Indictment of Former Executives

ENGLEWOOD, Colo., Jan. 22, 2026 — Zynex, Inc. (ZYXIQ), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management and rehabilitation, today issued the following statement regarding the federal indictments of two former executives.

“Zynex, Inc. is aware of the federal indictments of two former executives,” said John Bibb, Chief Legal Officer.

The individuals named in the indictment are no longer employed by Zynex and play no role in Zynex’s current operations. Following the indictment, the Board of Directors removed Thomas Sandgaard as director and Chair of the Board. The company has not been charged in any criminal or civil enforcement matters.

“Over the last six months, Zynex has executed a complete overhaul of its leadership, compliance program, billing practices, and operational controls,” Bibb added. “Under entirely new leadership, we have delivered on our commitment to the highest integrity in our business practices and implemented rigorous compliance oversight.”

Zynex has cooperated extensively with the Department of Justice and other regulators and continues to seek a long-term resolution of ongoing investigations while the company is currently reorganizing under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division.

Bibb concluded, “As we create a new future for Zynex, we are committed to building trust through transparency, integrity, and compliance while we fulfill our mission to improve the quality of life for patients suffering from debilitating pain and other conditions.”

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Vikram Bajaj, CFO
ir@zynex.com

Media Contact:

Britt Logan DiGiulio

Email: media@zynex.com

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